MERRILL LYNCH LOW DURATION BOND FUND, INC.

FILE # 811-10089

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
9/28/2004	Telecom Italia Capital 4% 1/15/10	$2,000,000,000	$7,200,000	Goldman, Sachs & Co J.P. Morgan Securities Inc Lehman Brothers Inc Merrill Lynch International Morgan Stanley & Co. Incorporated
10/27/2004	SBC Communications 6.15% 9/15/34	$500,000,000	$3,310,000

Citigroup Global Markets Inc.

J.P. Morgan Securities Inc.

Barclays Capital Inc.

ABN AMRO Incorporated

Banc of America Securities LLC

Deutche Bank Securities Inc.

Goldman, Sachs & Co.

Credit Suisse First Boston LLC

HSBC Securities (USA) Inc.

Lehman Brothers Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. Incorporated

UBS Securities LLC

Greenwich Capital Markets, Inc.

Muriel Siebert & Co., Inc.

Blaylock & Partners, L.P.

The Williams Capital Group L.P.

Guzman & Company

Utendahl Capital Partners, L.P.

11/15/2004	Amgen Inc 4% 11/18/09	$1,000,000,000	$3,300,000

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. Incorporated

Barclays Capital inc

Bear, Stearns & Co. Inc

Citigroup Global Markets Inc

Credit Suisse First Boston LLC

Goldman, Sachs & Co

J.P. Morgan Securities Inc

Mitsubishi Securities International plc

11/22/2004	TXU Corporation 4.8% 11/15/09	$1,000,000,000	$4,510,000	Citigroup Global Markets Inc Merrill Lynch, Pierce, Fenner & Smith Incorporated Wachovia Capital Markets, LLC ABN AMRO Incorporated Calyon Securities (USA) Inc Commerzbank Capital Markets Corp